                                                                      Exhibit 12


                         ADVANTA CORP. AND SUBSIDIARIES

             Statement setting forth details of computation of ratio
                          of earnings to fixed charges

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


($ in thousands)                                                             For The Years Ended December 31,
                                                        -----------------------------------------------------------------------
                                                           2001              2000          1999           1998           1997
                                                        ---------         ---------     ---------      ---------      ---------
Income (loss) from continuing operations                $ (30,456)        $  11,192     $  41,334      $ 408,604      $  25,920
Federal and state income tax expense (benefit)            (11,995)                0       (55,785)       (25,748)        19,664
                                                        ---------         ---------     ---------      ---------      ---------
Earnings (loss) before income tax expense (benefit)       (42,451)(A)        11,192       (14,451)       382,856(B)      45,584
                                                        ---------         ---------     ---------      ---------      ---------

Fixed charges:
   Interest                                                82,470            86,508        80,800        101,226        266,118
   One-third of all rentals                                 1,736             1,853         1,759          1,366          2,721
   Preferred stock dividend of
        subsidiary trust                                    8,990             8,990         8,990          8,990          8,990
                                                        ---------         ---------     ---------      ---------      ---------
  Total fixed charges                                      93,196            97,351        91,549        111,582        277,829
                                                        ---------         ---------     ---------      ---------      ---------

  Earnings (loss) before income
        tax expense (benefit) and fixed charges         $  50,745         $ 108,543     $  77,098      $ 494,438      $ 323,413
                                                        ---------         ---------     ---------      ---------      ---------

  Ratio of earnings to fixed
        charges (C)                                           N/M (D)          1.11x          N/M (D)       4.43x          1.16x


(A) Earnings before income taxes in 2001 included $41.8 million of unusual charges. Unusual charges include severance, outplacement and other compensation costs associated with restructuring our corporate functions commensurate with the ongoing businesses as well as expenses associated with exited businesses and asset impairments.

(B) Earnings before income taxes in 1998 included a $541.3 million gain on the transfer of the consumer credit card business and $125.1 million of unusual charges including severance and outplacement costs associated with workforce reduction, option exercise and other employee costs associated with the Consumer Credit Card Transaction/Tender Offer; expense associated with exited businesses/products; and asset impairment.

(C) For purposes of computing these ratios, "earnings" represent income from continuing operations before income taxes plus fixed charges. "Fixed charges" consist of interest expense, one-third (the portion deemed representative of the interest factor) of rental expense on operating leases, and preferred stock dividends of subsidiary trust.

(D) The ratios calculated in the years ended December 31, 2001 and 1999 are less than 1.00 and therefore, not meaningful. In order to achieve a ratio of 1.00, earnings before income taxes and fixed charges would need to increase by $42,451 for the year ended December 31, 2001 and $14,451 for the year ended December 31, 1999.